UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

INMUNE BIO INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SUPPLEMENT TO THE PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

OF INMUNE BIO INC.

TO BE HELD ON MAY 28, 2025

On April 21, 2025, INmune Bio Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission for the Company’s Annual Meeting of Stockholders to be held on May 28, 2025 (the “Annual Meeting”). Prior to distribution to our stockholders, the Company is filing this supplement to its Proxy Statement solely to correct an inadvertent typographical error with respect to the voting standard for Proposal 5 - To approve the Second Amended and Restated INmune Bio Inc. 2021 Stock Incentive Plan (“Proposal 5”). Except as specifically supplemented by the information contained below, all information set forth in the Proxy Statement remains unchanged.

On page 3 of the Questions and Answers section of the Proxy Statement under the caption titled “[w]hat vote is required in order for the proposals to be approved?” the voting standard for Proposal 5 was improperly stated as “Proposal 5. The Second Amended and Restated 2021 Plan requires the affirmative vote of a majority of the shares present in person or by proxy.” This Supplement hereby amends and replaces that language with the following:

“Proposal 5. The Second Amended and Restated 2021 Plan requires the affirmative vote of the majority of shares cast on the proposal.”

On page 12 of the Proxy Statement, the voting standard for Proposal 5 was correctly stated under the caption titled, “Vote Required and Recommendation,” as follows “[t]he approval of the Second Amended and Restated 2021 Plan will be made upon the affirmative vote of the majority of shares cast on the proposal,” but improperly stated “[a]bstentions and broker non-votes will have no direct effect on the outcome of this proposal.” This Supplement hereby amends and replaces that improperly stated language with the following:

“Abstentions and broker-non votes will count towards the quorum requirement for the annual meeting but will not count as a vote for or against Proposal 5.”

The correction has no effect on the voting standard for Proposal 1, Proposal 2, Proposal 3 or Proposal 4, each of which was properly stated in the Proxy Statement. This supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.